UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2022

Verde Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55276	32-0457838
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2 Cityplace Drive, Suite 200, St. Louis, MO 63141
(Address of principal executive offices)

Registrant’s telephone number, including area code (323) 538-5799

__________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 22, 2022, Verde Resources, Inc. (the “Company”), through its wholly-owned subsidiary Verde Life Inc. (“VLI”), a company incorporated in the State of Oregon, entered into a Product Distribution Agreement (the “Agreement”) with Country Farms Sdn Bhd (“CF”), a company incorporated in Malaysia and a wholly-owned subsidiary of Berjaya Corporation Berhad, to grant CF with the exclusive right to distribute white-label CBD products from VLI to its customers in Malaysia.

Under the Agreement, CF shall pay VLI a deposit of $200,000 upon execution of this Agreement. Upon submission of the first purchase order, CF shall pay 50% of the purchase order value to VLI. Prior to any product shipment, CF shall pay VLI the balance 50% of the purchase order value less an initial deposit of $70,000. The remaining deposit of $130,000 shall be retained for the exclusivity and subsequent orders.

The term of the Agreement will commence on November 22, 2022 and continue for three (3) years or until the earlier of the following: (i) the mutual agreement of both parties to the termination of this Agreement, or (ii) immediately if a party ceases to carry on business or becomes insolvent, breaches covenants of this Agreement, or commences any proceedings or any proceedings are commenced against it under any bankruptcy or insolvency legislations or makes an assignment for the benefit of its creditors or proposes a compromise or arrangement to its creditors or if a receiver of its assets or any substantial part thereof is appointed.

Item 9.01 Financial Statements and Exhibits

The Product Distribution Agreement is attached hereto as Exhibit 10.1.

10.1	Product Distribution Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERDE RESOURCES, INC.

/s/ Jack Wong
Jack Wong
President and CEO

Date: November 25, 2022

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